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                                                                   Exhibit 21.1

                                     CIBER, INC.
                                 LIST OF SUBSIDIARIES
                                AS OF AUGUST 31, 1997



Business Information Technology, Inc., a Delaware corporation
Spectrum Technology Group, Inc., a New Jersey corporation
CIBER Network Services, Inc., a Delaware corporation
CIBER Employee Services, Inc., a Delaware corporation
CIBER Client Services, Inc., a Delaware corporation
KCM Computer Consulting, Inc., a Maryland corporation
Technology Management Group, Inc., a Washington corporation
CIBER Associates, Inc., a Delaware corporation